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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

                            (as of January 31, 1998)


G-III Leather Fashions, Inc. a New York corporation

Siena Leather, Ltd., a New York corporation

Global International Trading Company, a Korean corporation

G-III Hong Kong Ltd., a Hong Kong corporation

Wee Beez International Trading Co., a Hong Kong corporation

Indawa Holding Corp., a Delaware corporation

P.T. Tatabuana Raya, an Indonesian corporation

P.T. Hwakang Indawa (51%), an Indonesian corporation

Global Apparel Sourcing, Ltd., a Delaware corporation

G-III Retail Outlets, Inc., a Delaware corporation

G-III Apparel Manufacturing, Inc., a Tennessee corporation

BET Design Studio, LLC, a Delaware limited liability company


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